Exhibit 99.1

Whole Earth Brands Implements Executive Transition in Connection with Board’s Review of Strategic Alternatives

Special Committee of the Board continues to evaluate potential strategic alternatives

Rajish Ohri and Jeffrey Robinson appointed as Interim Co-CEOs

Chicago, Illinois – July 17, 2023 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced that the Board of Directors (the “Board”) of the Company has implemented an executive transition in connection with its Special Committee’s review of the previously announced non-binding proposal received from Sababa Holdings FREE, LLC (“Sababa”) and the Board’s broader consideration of potential strategic alternatives.

On July 16, 2023, the Board unanimously resolved to place Mr. Michael Franklin, Chief Executive Officer of the Company, on a leave of absence, effective immediately. The Board determined that such action was required so the Board may adequately discharge its fiduciary duties in connection with the evaluation of the previously announced, non-binding proposal received by the Company from Sababa on June 25, 2023, as well as other strategic alternatives that may be available to the Company including maintaining the status quo as a standalone publicly-traded company. Mr. Franklin is a partner in Mariposa Capital, a family investment firm of which Mr. Franklin’s father is the founder and CEO and which is an affiliate of Sababa.

In the interim, the Board has appointed Rajnish Ohri, the Company’s current President & Chief Operating Officer – International Business (Branded CPG segment), and Jeffrey Robinson, the Company’s current President Mafco (Flavors & Ingredients segment), to act as the Company’s Interim Co-Chief Executive Officers, effective July 16, 2023.

Rajnish Ohri – Interim Co-CEO -- former President and COO of Branded CPG International Region

Rajnish Ohri is a seasoned entrepreneur and accomplished business operator with more than 30 years of experience in the consumer packaged goods industry across various geographies and cultures. As Vice President & Managing Director of IMEA at Whole Earth Brands from 2020 to April 2023, he has demonstrated his passion for driving growth in underdeveloped markets and achieving positive results. Prior to joining Whole Earth Brands, Rajnish served as the Managing Director of the Hain Celestial businesses in the IMEA region. With his wealth of knowledge and expertise, Rajnish has established himself as a dynamic leader in the industry, committed to driving growth and achieving success through innovation and strategic thinking.

Jeffrey Robinson – Interim Co-CEO – former President of Mafco (Flavors & Ingredients segment)

Jeffrey Robinson served as President of Company subsidiary Mafco Worldwide LLC (“Mafco”) and the Whole Earth Brands Flavors & Ingredients division from December 2020 to July 2023. Mr. Robinson began his career with Mafco in 1992. From August 2016 until December 2020, he was responsible for Mafco’s licorice extract business. Mr. Robinson served as Mafco’s CFO from November 2004 to December 2013. Mr. Robinson left Mafco in December 2013 (rejoining Mafco in August 2016) to work as CFO of Frutarom USA (now part of International Flavors & Fragrances – IFF).

The members of the Special Committee are Steven M. Cohen, who will serve as the Chairperson of the Special Committee, Irwin D. Simon and Denise Faltischek.

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of the Company’s common stock. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company and the Special Committee of the Board do not intend to comment further about the Sababa Proposal unless and until they deem further disclosure is appropriate.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made regarding the Sababa Proposal received by the Company, the Company’s potential responses to that proposal and the exploration of strategic alternatives by the Company. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the potential impact of the Sababa Proposal on our business and operations or on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; and the Company’s ability to offset rising costs through pricing and productivity effectively.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com